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                                                                    exhibit 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into effective as of __________________ (the "Effective Date"), by and between Ocean Energy, Inc., a Texas corporation (the "Company"), and William L. Transier ("Employee").

         WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment; and

         WHEREAS, the Company and Employee entered into a Severance Agreement effective as of March 17, 1997, which has been previously amended in certain respects and is currently in effect (the "Severance Agreement"); and

         WHEREAS, the Company and Employee desire to enter into an agreement reflecting the terms of the employment relationship, including the termination thereof, that replaces the Severance Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Effect of Agreement. Effective as of the Effective Date, this Agreement supersedes and replaces the Severance Agreement in its entirety and the Severance Agreement shall be null and void and of no further force and effect.

         2. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in this Agreement.

         3. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement (the "Term") shall be five (5) years commencing on the Effective Date.

         4. Employee's Duties. During the Term of this Agreement, Employee shall serve as Executive Vice President and Chief Financial Officer of the Company, with such duties and responsibilities as may from time to time be assigned to him by the board of directors of the Company (the "Board"), provided that such duties are consistent with the customary duties of such position.

         Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from


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serving on the board of directors of any other company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

         5. Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary ("Base Compensation") of $350,000 per annum payable in accordance with the Company's customary pay periods and subject to customary withholdings. The amount of Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee's annual base salary, said increased amount shall thereafter be the "Base Compensation." Employee's Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term of this Agreement.

         6. Additional Benefits. In addition to the Base Compensation provided for in Section 5 herein, Employee shall be entitled to the following:

                  (a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

                  (b) Vacation. Employee shall be entitled to five (5) weeks of vacation per year, without any loss of compensation or benefits. Employee shall not be entitled to compensation for, or to carry forward, any unused vacation time.

                  (c) General Benefits. Employee shall be entitled to participate in the various employee benefit plans or programs provided to the employees of the company in general, including but not limited to, health, dental, disability and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 6, provided the change similarly affects all executive officers of the Company similarly situated.

                  (d) Options. Upon the occurrence of a "Corporate Change" as hereinafter defined, Employee shall be considered as immediately and totally vested in any and all


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         stock options or other similar awards previously made to Employee by the Company or its subsidiaries under a "Long Term Incentive Plan" duly adopted by the Board (such options or similar awards are hereinafter collectively referred to as "Options"). For purposes of this Agreement, a "Corporate Change" shall occur if (i) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board,
         (ii) any person or entity, including a "group" as contemplated by
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or (iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act.

         7. Confidential Information. Employee, during the Term, may have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company. As to such confidential information, Employee agrees as follows:

                  (a) During the employment of Employee with the Company and thereafter Employee will not, either directly or indirectly, disclose to any third party without the written permission of the Company, nor use in any way (except as required in the course of his employment with the Company) any confidential information, secret or proprietary information of the Company. In the event of a breach or threatened breach of the provisions of this Section 7(a), the Company shall be entitled, in addition to any other remedies available to the Company, to an injunction restraining Employee from disclosing such confidential information.

                  (b) Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any confidential, secret or proprietary information of the Company.


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                  8. Termination. This Agreement may be terminated prior to the end of its Term as set forth below:

                  (a) Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any unpaid Base Compensation accrued hereunder as of the date of Employee's resignation.

                  (b) Death. If Employee's employment is terminated due to his death, this Agreement shall terminate and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement other than the payment of any unpaid Base Compensation previously accrued hereunder.

                  (c) Discharge.

                           (i) The Company may terminate Employee's employment
                  for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 11 hereof. In the event that Employee's employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then (A) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the date of termination, an amount equal to the product of (i) Employee's Base Compensation as in effect immediately prior to Employee's termination, multiplied by
                  (ii) three, (B) for three years following the date of termination, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee's dependents) with accident and group health insurance benefits substantially similar to those which Employee (and Employee's dependents) were receiving immediately prior to Employee's termination; however, the welfare benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee's dependents) during such period under any other employer's welfare plan(s) or program(s), with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits, (C) in addition to the aforementioned compensation and benefits, the Company shall pay in lump sum in cash to Employee within fifteen (15) days following the date of termination an amount equal to the product of (i) Employee's average bonus paid by the Company during the most recent two (2)


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                  years immediately prior to the date of termination, multiplied by (ii) three and(D) Employee shall be considered as immediately and totally vested in any and all Options previously made to Employee by Company or its subsidiaries.

                           (ii) Notwithstanding the foregoing provisions of this
                  Section 8, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any unpaid Base Compensation accrued through the Date of Termination. As used herein, "Misconduct" means (A) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), or (C) Employee's conviction for the commission of a felony. Anything contained in this Agreement to the contrary notwithstanding, the Chief Executive Officer of the Company shall have the sole power and authority to terminate the employment of Employee on behalf of the Company.

                  (d) Disability. If Employee shall have been absent from the full-time performance of Employee's duties with the Company for ninety
         (90) consecutive calendar days as a result of Employee's incapacity due to physical or mental illness, Employee's employment may be terminated by the Company for "Disability" and Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall be considered as immediately and totally vested in any and all Options previously granted to Employee by Company or its subsidiaries.

                  (e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason he shall be entitled to the compensation and benefits provided in Paragraph 8(c)(i) hereof. "Good Reason" shall mean the occurrence of any of the following circumstances without Employee's express written consent unless such breach


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         or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect hereof:

                           (i) the material breach of any of the Company's
                  obligations under this Agreement without Employee's express written consent;

                           (ii) the continued assignment to Employee of any
                  duties inconsistent with the office of Executive Vice President and Chief Financial Officer;

                           (iii) the failure by the Company to pay to Employee
                  any portion of Employee's compensation on the date such compensation is due;

                           (iv) the failure by the Company to continue to
                  provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with Employer under any of the Company's medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time;

                           (v) a change in the location of Employee's principal
                  place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to the date of such change; or

                           (vi) the failure of the Company to obtain a
                  satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof.

                           In addition, the occurrence of a Corporate Change
                  other than as described in Section 6(d)(i)(A), shall constitute "Good Reason" hereunder, but only if Employee terminates his employment within ninety (90) days following the effective date of such Corporate Change.

                  (f) Notice of Termination. Any purported termination of Employee's employment by the Company under Sections 8(c)(ii) or 8(d), or by Employee under Section 8(e), shall be communicated by written Notice of Termination to the other party hereto in accordance with
         Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of Employee's employment, or in the case of resignation by Employee for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Employee pursuant to Section 8(e) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 8(f) shall not be effective.


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                  (g) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 days following the date the Notice of Termination is given. Notwithstanding the foregoing, in the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company's offices (other than to allow Employee to collect his personal belongings under the Company's supervision) prior to the Date of Termination.

                  (h) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company's severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 8(c)(i) or 8(e).

                  (i) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee's employment would, as determined by tax counsel selected by the Company, constitute an "Excess Parachute Payment" (as defined in Section 280G of the Internal Revenue Code), the Company shall fully "gross-up" such payment so that Employee is in the same "net" after-tax position he would have been if such payment and gross-up payments had not constituted Excess Parachute Payments.

                  (j) Resignation from Board. In the event Employee is a member of the board of directors of the Company or any of its subsidiaries, and Employee's employment by the Company is terminated for any reason (other than Employee's death), Employee shall immediately resign as a member of such board of directors upon the written request of the Chairman of the Board. Nothing herein shall be deemed to limit the power of the shareholders of the Company to at any time remove any director, including, without limitation, Employee, in accordance with applicable law.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Options with the Company or any of its affiliated companies.

         10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such


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obligations subject to involuntary alienation, assignment or transfer. The
Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

         11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee's residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the


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         terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on
_____________, effective for all purposes as provided above.

                                    OCEAN ENERGY, INC.



                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------

                                    EMPLOYEE:


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